Exhibit 99.1

ABIOMED ANNOUNCES Q4 FY 2020 REVENUE OF $207 MILLION AND 28.1% OPERATING MARGIN

FY 2020 Annual Revenue of $841 Million, Up 9%, and 29.6% Operating Margin

DANVERS, Mass. — April 30, 2020 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies today reported fourth quarter fiscal 2020 revenue of $206.7 million compared to revenue of $207.1 million for the same period of fiscal 2019. For fiscal year 2020, total revenue was $840.9 million, up 9% compared to revenue of $769.4 million, and operating income was $249.2 million, up 10.9% compared to operating income of $224.8 million in fiscal year 2019.

Recent financial and operating highlights include:

•

Worldwide Impella® heart pump revenue for the quarter totaled $197.4 million, a decrease of 1% compared to revenue of $199.5 million during the same period of the prior fiscal year. Worldwide Impella heart pump revenue was impacted by lower patient utilization due to the negative impact of two misleading publications in print within the quarter, primarily in US and Germany. The Company was beginning to see positive momentum in March based on our actions to educate the medical community on Impella FDA studies and new publications. In the second half of March, the COVID-19 pandemic drastically impacted patient utilization. Within the quarter, the company estimates COVID-19 had approximately a $17 million negative impact on revenue. Full year worldwide Impella heart pump revenue totaled $806.8 million for fiscal 2020, an increase of 9% compared to revenue of $741.7 million for the prior fiscal year.

•

U.S. Impella product revenue for the quarter totaled $164.0 million, a decrease of 3% compared to revenue of $169.7 million during the same period of the prior fiscal year with U.S. patient usage of the Impella heart pumps down 5% due primarily to the impact of COVID-19. Within the quarter, the company estimates COVID-19 had approximately a $15 million negative impact on U.S. Impella product revenue. Full year U.S. Impella revenue totaled $674.4 million, up 5% compared to $639.3 million in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 6%.

•

Outside the U.S., Impella product revenue for the quarter totaled $33.4 million, an increase of 12% compared to revenue of $29.8 million during the same period of the prior fiscal year. Outside the U.S. revenue, specifically Europe, was negatively impacted by COVID-19 in the quarter. Full year Impella product revenue outside the U.S. totaled $132.4 million, an increase of 29% compared to $102.4 million in the prior fiscal year. Specifically, Japan revenue was $8.4 million for the quarter and $35.2 million for the year, up 55% and 101%, respectively, compared to prior fiscal year.

•

Gross margin for the fourth quarter of fiscal 2020 was 80.9% compared to 83.2% during the same period of fiscal 2019. For the full fiscal year 2020, gross margin was 82.0% compared to 83.2% in fiscal year 2019.

•

Operating income for the fourth quarter fiscal 2020 was $58.1 million, or 28.1% operating margin, compared to $65.4 million, or 31.6% operating margin in the same period of fiscal 2019. For the full fiscal year 2020, operating income was $249.2 million, or 29.6% of revenue, compared to $224.8 million, or 29.2% of revenue in the prior fiscal year.

•

Fourth quarter fiscal 2020 GAAP net income was $31.8 million, or $0.70 per diluted share, which includes a $13.6 million, or $0.30 per diluted share, unrealized loss on our investment in Shockwave. This compared to GAAP net income of $74.0 million or $1.60 per diluted share for the prior fiscal year, which benefited from a $23.6 million, or $0.51 per share, unrealized gain on our investment in Shockwave.

•

Full fiscal year 2020 GAAP net income was $203.0 million, or $4.43 per diluted share, which benefited from $14.8 million, or $0.32 per diluted share, of excess tax benefits related to employee share-based compensation awards recorded as a reduction of income tax expense. This compared to GAAP net income of $259.0 million or $5.61 per diluted share for the prior fiscal year, which benefited from $69.3 million, or $1.50 per diluted share, of excess tax benefits related to employee share-based compensation awards recorded as a reduction of income tax expense and a $23.6 million, or $0.51 per diluted share, unrealized gain on our investment in Shockwave.

•

The company generated operating cash flow of $86.6 million in the fourth quarter and $314.9 million for the full fiscal year 2020. As of March 31, 2020, the company had $650.9 million of cash and marketable securities and no debt.

•

The study, by Al-khadra, et al., published in the February 15, 2020 print edition of Catheterization & Cardiovascular Interventions.  The study of 21,848 non-emergent, high-risk patients who underwent percutaneous coronary intervention (PCI) with percutaneous ventricular assist devices (PVADs), including Impella, demonstrates the PVAD patients had a lower rate of mortality (6.1% vs. 8.8%, p= <.001), lower vascular complications (4.3% vs. 7.5%, p= .046), lower cardiac complications (5.6% vs. 14.5%, p= <.001),  lower respiratory complications (3.8% vs. 9.8%, p= <.001) and a similar rate of bleeding (2.7% vs. 2.8%, p= .581) than patients who underwent PCI with intra-aortic balloon pumps (IABPs). This publication also noted that PVAD patients had a shorter length of stay than IABP patients (4 days vs. 5 days p= <.001).

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On March 25, the company announced numerous steps taken to aid the global medical community and contribute to improved patient care during the COVID-19 outbreak. During these challenging times, Abiomed has focused our Patients First mission on three guiding priorities: clinically supporting patients and physicians on-site, on-call and online, manufacturing and supplying Impella heart pumps to hospitals and keeping our employees and their families healthy and safe. The company has also donated more than 100,000 masks and other PPE equipment to hospitals in the U.S., Europe and Japan in need and will continue to do so as the COVID-19 pandemic continues.

•

On April 29, the company announced the acquisition of Breethe, developer of a novel extracorporeal membrane oxygenation (ECMO) system that will complement and expand Abiomed’s product portfolio to serve the needs of patients whose lungs can no longer provide sufficient oxygenation, including patients suffering from cardiogenic shock, cardiac arrest or respiratory failure such as due to ARDS, H1N1, SARS, or COVID-19. Additionally, ECMO has also been utilized as a primary method of oxygenation and hemodynamic support for pediatric patients. Breethe has applied for 510k clearance by the Food and Drug Association (FDA). Terms of the acquisition are not being disclosed at this time.

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The company is taking proactive actions to mitigate the business impact of COVID-19 to better match expenses to revenue in Q1. These actions taken include a hold on hiring, eliminating non-critical consultants, contractors, and temporary workers, reducing discretionary spending and implementing alternate work schedules for the Aachen and Danvers production teams. The CEO and COO have reduced their salaries by 100%, VPs and directors have reduced their salaries by 50% and 20% respectively for the first quarter. The Board of Directors have also reduced their cash retainers by 50% for Q1. Non-director employees at Massachusetts and German headquarters will be taking a minimum of one-week furlough or unused vacation. The commercial field team will work on monthly operating plans to allow for flexibility and the potential to increase sequentially each week. These actions are designed to preserve full-time jobs, preserve cash returns and retain the ability to quickly ramp up when demand returns, while at the same time continuing to invest in innovation. These cost actions are intended to last through Q1, but the company will continue to monitor the environment and extend these actions, if necessary.

“Everyone at Abiomed would like to express our thanks to the frontline healthcare workers and medical community for all they are doing to support patients and provide much needed medical care. Also, I appreciate our employees who continue to directly support patients 24x7 at hospitals and our headquarters manufacturing, service and shipping teams who continue to come to work to make and ship our Impella heart pumps,” said Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer. “We will endure the challenges and come out stronger as Abiomed 2.0 because of the investments in innovation to have products that are smaller, smarter, and more connected in the cloud with AI algorithms for heart recovery.”

FISCAL YEAR 2021 OUTLOOK

The COVID-19 pandemic has resulted in customers diverting resources to treat COVID-19 patients and deferring cardiac procedures. Due to the uncertain scope and duration of the COVID-19 pandemic and the timing of economic recovery, the company will not be providing full year revenue or operating margin guidance at this time. The company will analyze and monitor this dynamic environment and will provide an update on guidance when appropriate.

Due to the current situation on social distancing, we will not be hosting a full investor day in person at our headquarters on May 27th. However, we will be hosting a condensed, virtual investor event focused on our innovation, clinical data and our ECMO acquisition on the same day. Details will be forthcoming.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the quarterly and full year results at 8:00 a.m. EST on Thursday, April 30, 2020. The conference call will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://edge.media-server.com/mmc/p/gfyn6zsu or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11:00 a.m. EST April 30, 2020 through 11:00 a.m. EST on May 7, 2020. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 7361069.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella 5.5, Impella Connect, and SmartAssist are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella BTR, Impella ECP, CVAD Study, DTU STEMI Study, and Automated Impella Controller are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,”  “will” and other words and terms of similar meaning. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the scope, scale and duration of the impact of the COVID-19 pandemic, the company’s dependence on Impella® products for all of its revenues; the company’s ability to successfully compete against its existing or potential competitors; the acceptance of the company’s products by cardiac surgeons and interventional cardiologists; long sales and training cycles associated with expansion into new hospital cardiac centers; reduced market acceptance of the company’s products due to lengthy clinician training process; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; the company’s ability to obtain regulatory approvals and market and sell its products in certain jurisdictions; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; the company’s ability to maintain compliance with regulatory requirements; the failure of third-party payers to provide reimbursement of the company’s products; the company’s ability to increase manufacturing capacity to support continued demand for its products; the company or its vendors’ failure to achieve and maintain high manufacturing standards; the failure of the company’s suppliers to provide the components the company requires; the company’s ability to expand its direct sales activities into international markets; the outcome of ongoing securities class action litigation relating to our public disclosures, the company’s ability to integrate acquired companies into its operations and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Todd Trapp	Tom Langford
Vice President and Chief Financial Officer	Director, Communications & Public Relations
978-646-1680	978-882-8408
ttrapp@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$192,341	$121,021
Short-term marketable securities	250,775	370,677
Accounts receivable	84,650	90,809
Inventories	90,088	80,942
Prepaid expenses and other current assets	18,009	13,748
Total current assets	635,863	677,197
Long-term marketable securities	207,795	21,718
Property and equipment, net	164,931	145,005
Goodwill	31,969	32,601
In-process research and development	14,913	15,208
Long-term deferred tax assets, net	43,336	77,502
Other assets	117,655	85,115
Total assets	$1,216,462	$1,054,346
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,774	$32,185
Accrued expenses	75,107	57,420
Deferred revenue	19,147	16,393
Other current liabilities	4,857	—
Total current liabilities	131,885	105,998
Other long-term liabilities	9,305	1,061
Contingent consideration	9,000	9,575
Long-term deferred tax liabilities	806	822
Total liabilities	150,996	117,456
Stockholders' equity:
Class B Preferred stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	451	451
Authorized - 100,000,000 shares; Issued - 47,542,061 shares at March 31, 2020 and 47,026,226 shares at March 31, 2019
Outstanding - 45,008,687 shares at March 31, 2020 and 45,122,985 shares at March 31, 2019
Additional paid in capital	739,133	690,507
Retained earnings (accumulated deficit)	602,482	399,473
Treasury stock at cost - 2,533,374 shares at March 31, 2020 and 1,903,241 shares at March 31, 2019	(265,411)	(138,852)
Accumulated other comprehensive loss	(11,189)	(14,689)
Total stockholders' equity	1,065,466	936,890
Total liabilities and stockholders' equity	$1,216,462	$1,054,346

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2020	2019	2020	2019
Revenue	$206,658	$207,081	$840,883	$769,432
Costs and expenses:
Cost of revenue	39,369	34,848	151,305	129,567
Research and development	25,346	25,548	98,759	93,503
Selling, general and administrative	83,891	81,296	341,600	321,550
	148,606	141,692	591,664	544,620
Income from operations	58,052	65,389	249,219	224,812
Other (loss) income:
Investment income, net	3,100	2,769	12,167	8,166
Other (expense) income, net	(21,839)	30,372	(4,561)	30,382
	(18,739)	33,141	7,606	38,548
Income before income taxes	39,313	98,530	256,825	263,360
Income tax provision	7,515	24,569	53,816	4,344
Net income (A)	$31,798	$73,961	$203,009	$259,016

Basic net income per share	$0.71	$1.64	$4.49	$5.77
Basic weighted average shares outstanding	45,040	45,091	45,179	44,911

Diluted net income per share (B)	$0.70	$1.60	$4.43	$5.61
Diluted weighted average shares outstanding	45,575	46,173	45,816	46,151

(A) Net income includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards	(1,063)	(798)	(14,838)	(69,267)
Unrealized loss (gain) on investment in Shockwave Medical - net of tax	13,595	(23,636)	367	(23,636)
	$12,532	$(24,434)	$(14,471)	$(92,903)
(B) Diluted net income per share includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards	(0.02)	(0.02)	(0.32)	(1.50)
Unrealized loss (gain) on investment in Shockwave Medical - net of tax	0.30	(0.51)	0.01	(0.51)
	$0.28	$(0.53)	$(0.31)	$(2.01)